Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273964

PROXY STATEMENT/PROSPECTUS SUPPLEMENT NO. 1

(to Proxy Statement/Prospectus dated November 13, 2023)

INPIXON

PROSPECTUS FOR

SHARES OF COMMON STOCK OF

INPIXON

This Proxy Statement/Prospectus Supplement No. 1 (this “Supplement”) supplements the proxy statement/prospectus dated November 13, 2023 that was mailed by Inpixon, a Nevada corporation, to its stockholders on or about November 13, 2023 (the “Proxy Statement/Prospectus”), in connection with the proposed merger among Inpixon and XTI Aircraft Company, a Delaware corporation. Inpixon filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 (Registration No. 333-273964). Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement the information contained in the Proxy Statement/Prospectus with information contained in the Current Report on Form 8-K (the “Current Report”) filed by Inpixon with the SEC on December 15, 2023. The Current Report is attached to, and forms a part of, this Supplement.

This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in the Current Report shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK  FACTORS ” BEGINNING ON PAGE 23 OF THE PROXY STATEMENT/PROSPECTUS.

The SEC and state securities regulators have not approved or disapproved these securities, or determined if the Proxy Statement/Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is December 14, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	INPX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously announced, on July 24, 2023, Inpixon, a Nevada corporation (“Inpixon” or the “Company”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among Inpixon, Superfly Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Inpixon (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“XTI”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into XTI, with XTI surviving the merger as a wholly-owned subsidiary of Inpixon (the “Merger”).

Inpixon is filing: (i) as Exhibit 99.1 to this Current Report on Form 8-K, XTI’s unaudited financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022, including the accompanying notes thereto; and (ii) as Exhibit 99.2, the unaudited pro forma condensed combined balance sheet of Inpixon and XTI as of September 30, 2023 and the unaudited pro forma condensed combined statement of operations of Inpixon and XTI for the six months ended September 30, 2023 and for the year ended December 31, 2022.

This Current Report on Form 8-K is being filed to update certain financial statements and unaudited pro forma financial information relating to the Company’s proposed transaction with XTI as of and for the nine months ended September 30, 2023 for purposes of incorporating such information by reference into one or more registration statements filed or to be filed by the Company.

Important Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K and the exhibits attached hereto and information incorporated herein relate to a proposed transaction between XTI and Inpixon pursuant to an agreement and plan of merger, dated as of July 24, 2023, by and among Inpixon, Superfly Merger Sub Inc. and XTI (the “proposed transaction”). Inpixon filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) which was declared effective on November 13, 2023 in connection with the proposed transaction, referred to as a proxy statement/prospectus. A proxy statement/prospectus was sent to all Inpixon stockholders as of October 24, 2023, the record date to be established for voting on the transaction and to the stockholders of XTI.

Before making any voting decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus, any amendments thereto, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Inpixon, XTI and the proposed transaction.

Investors and securityholders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Inpixon through the website maintained by the SEC at www.sec.gov.

The documents filed by Inpixon with the SEC also may be obtained free of charge at Inpixon’s website at www.inpixon.com or upon written request to: Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS COMMUNICATION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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Forward-Looking Statements

 This Current Report on Form 8-K and the exhibits attached hereto and information incorporated herein contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this Current Report on Form 8-K, including statements regarding the benefits of the proposed transaction, the anticipated timing of the completion of the proposed transaction, the products under development by XTI and the markets in which it plans to operate, the advantages of XTI’s technology, XTI’s competitive landscape and positioning, and XTI’s growth plans and strategies, are forward-looking statements.

Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Inpixon and its management, and XTI and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to:

●	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s securities;

●	the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the shareholders of Inpixon;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the adjustments permitted under the merger agreement to the exchange ratio that could result in XTI shareholders or Inpixon shareholders owning less of the post-combination company than expected;

●	the effect of the announcement or pendency of the proposed transaction on Inpixon’s and XTI’s business relationships, performance, and business generally;

●	the risks that the proposed transaction disrupts current plans of Inpixon and XTI and potential difficulties in Inpixon’s and XTI’s employee retention as a result of the proposed transaction;

●	the outcome of any legal proceedings that may be instituted against XTI or against Inpixon related to the merger agreement or the proposed transaction;

●	failure to realize the anticipated benefits of the proposed transaction;

●	the inability to meet and maintain the listing of Inpixon’s securities (or the securities of the post-combination company) on Nasdaq;

●	the risk that the price of Inpixon’s securities (or the securities of the post-combination company) may be volatile due to a variety of factors, including changes in the highly competitive industries in which Inpixon and XTI operate,

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●	the inability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

●	variations in performance across competitors, changes in laws, regulations, technologies that may impose additional costs and compliance burdens on Inpixon and XTI’s operations, global supply chain disruptions and shortages,

●	national security tensions, and macro-economic and social environments affecting Inpixon and XTI’s business and changes in the combined capital structure;

●	the risk that XTI has a limited operating history, has not yet manufactured any non-prototype aircraft or delivered any aircraft to a customer, and XTI and its current and future collaborators may be unable to successfully develop and market XTI’s aircraft or solutions, or may experience significant delays in doing so;

●	the risk that XTI is subject to the uncertainties associated with the regulatory approvals of its aircraft including the certification by the Federal Aviation Administration, which is a lengthy and costly process;

●	the risk that the post-combination company may never achieve or sustain profitability;

●	the risk that XTI, Inpixon and the post-combination company may be unable to raise additional capital on acceptable terms to finance its operations and remain a going concern;

●	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

●	the risk that XTI’s conditional pre-orders (which include conditional aircraft purchase agreements, non-binding reservations, and options) are canceled, modified, delayed or not placed and that XTI must return the refundable deposits;

●	the risks relating to long development and sales cycles, XTI’s ability to satisfy the conditions and deliver on the orders and reservations, its ability to maintain quality control of its aircraft, and XTI’s dependence on third parties for supplying components and potentially manufacturing the aircraft;

●	the risk that other aircraft manufacturers develop competitive VTOL aircraft or other competitive aircraft that adversely affect XTI’s market position;

●	the risk that XTI’s future patent applications may not be approved or may take longer than expected, and XTI may incur substantial costs in enforcing and protecting its intellectual property;

●	the risk that XTI’s estimates of market demand may be inaccurate;

●	the risk that XTI’s ability to sell its aircraft may be limited by circumstances beyond its control, such as a shortage of pilots and mechanics who meet the training standards, high maintenance frequencies and costs for the sold aircraft, and any accidents or incidents involving VTOL aircraft that may harm customer confidence; and

●	other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Inpixon’s Annual Report on Form 10-K for the year ended December, 31, 2022, which was filed with the SEC on April 17, 2023 (the “2022 Form 10-K”), the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed on May 16, 2023, the Current Report on Form 8-K filed on July 25, 2023, the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed on August 18, 2023, the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed on November 20, 2023 and in the section entitled “Risk Factors” in XTI’s periodic reports filed pursuant to Regulation A of the Securities Act including XTI’s Annual Report on Form 1-K for the year ended December 31, 2022, which was filed with the SEC on July 13, 2023 (the “2022 Form 1-K”), as such factors may be updated from time to time in Inpixon’s and XTI’s filings with the SEC, the registration statement on Form S-4 and the proxy statement/prospectus contained therein. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

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Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Inpixon nor XTI gives any assurance that either Inpixon or XTI or the post-combination company will achieve its expected results. Neither Inpixon nor XTI undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Participants in the Solicitation

XTI and Inpixon and their respective directors and officers and other members of management may, under SEC rules, be deemed to be participants in the solicitation of proxies from Inpixon’s stockholders with the proposed transaction and the other matters set forth in the registration statement. Information about Inpixon’s and XTI’s directors and executive officers is set forth in Inpixon’s filings and XTI’s filings with the SEC, including Inpixon’s 2022 Form 10-K and XTI’s 2022 Form 1-K. Additional information regarding the direct and indirect interests, by security holdings or otherwise, of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described above under “Important Information About the Proposed Transaction and Where to Find It.”

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses or funds acquired

The unaudited financial statements of XTI as of September 30, 2023, and for the three and nine months ended September 30, 2023 and 2022, including the accompanying notes thereto, are attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

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(b) Pro forma financial information

The unaudited pro forma condensed combined balance sheet of Inpixon and XTI as of September 30, 2023 and the unaudited pro forma condensed combined statement of operations of Inpixon and XTI for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are attached herewith as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the merger between Inpixon and XTI actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the pro forma financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of BF Borgers CPA PC, independent registered accounting firm for XTI Aircraft Company.
99.1	Unaudited financial statements of XTI Aircraft Company as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022.
99.2	Unaudited pro forma condensed combined financial statements of Inpixon and XTI Aircraft Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPIXON

Date: December 14, 2023	By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated July 13, 2023 with respect to our audit of the consolidated financial statements of XTI Aircraft Company (“XTI”) as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in XTI’s Form 1-K filed with the Securities and Exchange Commission on July 13, 2023, in Inpixon’s Registration Statement on Form S-1 [File No. 333-272904], as declared effective by the U.S. Securities and Exchange Commission on July 3, 2023, and to all references to our firm included in such registration statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

December 14, 2023

Exhibit 99.1

XTI AIRCRAFT COMPANY

Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$235,957	$114,762
Tax receivable	-	126,949
Prepaid expenses and other current assets	12,853	40,554
Total current assets	248,810	282,265

Property and equipment, net	14,626	19,593
Patent, net	251,968	271,916
Trademarks	7,518	7,518
Total assets	$522,922	$581,292

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,372,414	$1,227,588
Related party payables	430,000	350,000
Accrued and other current liabilities	1,343,598	773,572
Accrued interest	870,960	767,196
Customer deposits	1,349,945	1,349,945
Convertible and promissory notes - related party, net of unamortized discounts of $4,495 and $40,938 as of September 30, 2023 and December 31, 2022, respectively	1,767,828	1,620,370
Promissory note - 2023	2,038,407	-
Warrant liability	459,717	333,344
JV obligation (Note 4)	5,582,806	5,386,751
Total current liabilities	16,215,675	11,808,766

SBA loan	65,000	64,683
Convertible and promissory notes - related party, net of unamortized discounts and loan costs of $1,446,736 and $823,929 as of September 30, 2023 and December 31, 2022, respectively	4,165,182	3,680,600
Total liabilities	20,445,857	15,554,049

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2023 and December 31, 2022, 34,823,224 and 34,644,024 shares issued and outstanding, respectively	34,823	34,644
Additional paid-in capital	21,796,385	17,839,028
Accumulated deficit	(41,754,143)	(32,846,429)
Total stockholders’ deficit	(19,922,935)	(14,972,757)
Total liabilities and stockholders’ deficit	$522,922	$581,292

The accompanying notes are an integral part of these financial statements.

XTI AIRCRAFT COMPANY

Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Operating expenses:
Research and development	$472,469	$924,516	$1,320,381	$2,714,409
Selling and marketing	200,196	196,186	487,202	474,952
General and administrative	1,706,097	2,162,579	5,905,683	8,879,185
Total operating expenses	2,378,762	3,283,281	7,713,266	12,068,546

Operating loss	(2,378,762)	(3,283,281)	(7,713,266)	(12,068,546)

Other income (expense):
Interest expense	(163,997)	(90,958)	(415,633)	(271,356)
Interest expense – discount accretion	(138,996)	(101,322)	(390,421)	(303,966)
Income from stock option forfeitures	-	14,300,254	-	14,300,254
Loan cost amortization	(21,989)	(21,989)	(65,966)	(65,966)
Change in value of warrant liability	-	-	(126,373)	(8,236)
Change in value of JV obligation (Note 4)	-	1,465,000	(196,055)	398,001
Total other income (expense)	(324,982)	15,550,985	(1,194,448)	14,048,731

Net income (loss)	$(2,703,744)	$12,267,704	$(8,907,714)	$1,980,185

Net income (loss) per share, basic	$(0.08)	$0.35	$(0.26)	$0.06

Weighted average common shares outstanding, basic	34,814,424	34,644,024	34,726,584	34,932,827

Net income (loss) per share, diluted	$(0.08)	$0.18	$(0.26)	$0.03

Weighted average common shares outstanding, diluted	34,814,424	68,788,059	34,726,584	69,603,695

The accompanying notes are an integral part of these financial statements.

Xti aircraft company

Statements of Changes in Stockholders’ Deficit

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	34,644,024	$34,644	$17,839,028	$(32,846,429)	$(14,972,757)
Stock-based compensation - options			140,693		140,693
Issuance of warrants with convertible note			39,258		39,258
Net loss				(1,575,401)	$(1,575,401)
Balance at March 31, 2023	34,644,024	$34,644	$18,018,979	$(34,421,830)	$(16,368,207)
Issuance of common stock	144,000	144	179,856		180,000
Stock-based compensation - options			2,363,011		2,363,011
Stock-based compensation - warrants			97,542		97,542
Net issuance of warrants with convertible notes			928,495		928,495
Net loss				(4,628,569)	(4,628,569)
Balance at June 30, 2023	34,788,024	$34,788	$21,587,883	$(39,050,399)	$(17,427,728)
Issuance of common stock	35,200	35	43,965		44,000
Stock-based compensation - options			140,693		140,693
Stock-based compensation - warrants			23,844		23,844
Net loss				(2,703,744)	(2,703,744)
Balance at September 30, 2023	34,823,224	$34,823	$21,796,385	$(41,754,143)	$(19,922,935)

Balance at December 31, 2021	35,602,391	$35,602	$23,870,771	$(32,419,712)	$(8,513,339)
Issuance of common stock	28,700	29	50,196		50,225
Issuance of common stock as previously accrued compensation	12,933	13	19,383		19,396
Stock-based compensation - options			1,746,756		1,746,756
Stock-based compensation - warrants			3,652,140		3,652,140
Forfeiture of common stock	(1,000,000)	(1,000)	1,000		-
Net loss				(8,360,856)	(8,360,856)
Balance at March 31, 2022	34,644,024	$34,644	$29,340,246	$(40,780,568)	$(11,405,678)
Stock-based compensation - options			115,798		115,798
Net loss				(1,926,663)	(1,926,663)
Balance at June 30, 2022	34,644,024	$34,644	$29,456,044	$(42,707,231)	$(13,216,543)
Stock-based compensation - options			1,944,038		1,944,038
Forfeitures of stock options			(14,300,254)		(14,300,254)
Net income				12,267,704	12,267,704
Balance at September 30, 2022	34,644,024	$34,644	$17,099,828	$(30,439,527)	$(13,305,055)

The accompanying notes are an integral part of these financial statements.

XTI AIRCRAFT COMPANY

Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2023	2022
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(8,907,714)	$1,980,185
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	7,897	9,406
Amortization of intangible assets	19,947	19,850
Amortization of loan costs	65,966	65,966
Accretion of debt discount to interest expense	390,421	303,966
Warrant compensation expense	121,386	3,652,140
Stock compensation expense	2,644,397	3,806,592
Change in value of warrant liability	126,373	8,236
Change in value of JV obligation	196,055	(398,001)
Income from stock option forfeitures	-	(14,300,254)
Changes in operating assets and liabilities:
Receivables, prepaids, and other current assets	154,652	82,534
Accounts payable	1,144,826	443,970
Related party payables	80,000	(557,000)
Accrued and other current liabilities	570,026	271,496
Customer deposits	-	250,000
Accrued interest	399,877	271,356
	2,349,381	762,356
Net cash used in operating activities	(2,985,891)	(4,089,558)

Cash flows from investing activities
Purchases of equipment	(2,930)	-
Patent	-	(2,866)
Net cash used in investing activities	(2,930)	(2,866)

Cash flows from financing activities
Borrowings from convertible notes	750,000	-
Borrowings from promissory notes	2,150,000	-
Payments on promissory notes	(13,984)	(20,000)
Proceeds from common stock issuances	224,000	50,225
Net cash provided by financing activities	3,110,016	30,225

Net increase (decrease) in cash	121,195	(4,062,199)

Cash - beginning of period	114,762	4,316,396

Cash - end of period	$235,957	$254,197

Supplemental Disclosure of Non-Cash Financing Activities:
Net warrants issued with convertible notes	$967,753	$-
Warrants issued with common stock	$121,386	$-
Conversion of accrued interest to promissory note payable	$13,407	$-

Cash paid for interest was $4,121 and $0 during the nine months ended September 30, 2023 and 2022, respectively.

The accompanying notes are an integral part of these financial statements.

XTI AIRCRAFT COMPANY

Notes to Financial Statements

(Unaudited)

Note 1 - Description of Business and Significant Accounting Policies

XTI Aircraft Company (the “Company,” “XTI,” “we,” or “us”) is a privately owned development-stage aircraft manufacturer incorporated in Delaware in 2009 to develop a vertical takeoff and landing (VTOL) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. XTI is creating a revolutionary solution for the aviation industry. Once developed, this VTOL airplane, the TriFan 600 will offer point-to-point travel to reduce total travel time by decreasing time spent driving to and from an airport.

Since inception, the Company has been engaged primarily in developing the design and engineering concepts for the TriFan 600 and seeking funds from investors to fund that development.

Going Concern and Management’s Plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

As part of issuing its financial statements, the Company evaluated whether there were any conditions and events that raise substantial doubt about the company’s ability to continue as a going concern over the next twelve months. Since inception, The Company has incurred significant operating losses, have an accumulated deficit of $41,754,143 as of September 30, 2023, and have negative operating cash flows. The Company expects that operating losses and negative cash flows will continue and may increase because of additional costs and expenses related to the development of the TriFan 600 aircraft and the development of market and strategic relationships with other companies. Anticipated increases in costs and expenses will be incurred only as additional capital is secured. The Company’s continued solvency is dependent upon our ability to obtain substantial additional working capital to complete its aircraft development and to successfully market and achieve commerciality of its aircraft.

In addition to the cash that will be assumed from a pending Business Combination (see Note 3), the Company received $974,000 in financing from private investors, $125,000 from a promissory note issued to the Company’s Chairman and majority shareholder, and $2,025,000 from a promissory note issued to Inpixon, Inc. (“Inpixon”) during the nine months ended September 30, 2023. However, the Company will need additional advances during the fourth quarter of 2023 of approximately $975,000 from Inpixon to fund its working capital needs through the anticipated closing date of the Business Combination. The timely realization of the Business Combination is imperative for XTI’s ability to complete the next major development milestone (Critical Design Review) of the TriFan 600 by mid-2025.

The Company intends to fund future operations through private or public equity or debt offerings and may seek additional capital through arrangements with strategic partners or from other sources. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern.

Cash

The Company holds cash in a checking account. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash.

Intangible Assets

Intangible assets are recorded at historical cost. These assets are related to legal costs incurred in pursuing patents and trademarks to protect the Company’s intellectual property. If the Company determines it will abandon these efforts, or if the United States Patent and Trademark Office indicates the patents or trademarks will not be accepted, all capitalized cost would be expensed immediately. The Company amortizes patents over a 15-year life once awarded.

As of September 30, 2023 and December 31, 2022, costs totaling $406,468 and $406,468 associated with patents and trademarks had been recorded, respectively. As of September 30, 2023 and December 31, 2022, accumulated amortization was $146,981 and $127,034, respectively. Amortization expense of $19,947 and $19,850 has been recorded for the nine months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses.

Research and Development

Research and development costs of the Company are expensed as incurred. These costs relate to the design and creation of the TriFan 600 and include personnel expenses, costs of consulting, and computer expenses and software costs. For the nine months ended September 30, 2023 and 2022, the Company incurred research and development cost expenses of $1,320,381 and $2,714,409, respectively.

Selling and Marketing

The cost of selling and marketing is expensed as incurred. For the nine months ended September 30, 2023 and 2022, the Company incurred selling and marketing expenses of $487,202 and $474,952, respectively. As of September 30, 2023 and December 31, 2022, the Company had no accrued advertising expense recorded as liabilities in the accompanying balance sheets.

General and Administrative

General and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, engineering, and selling and marketing functions. Other costs include contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including depreciation, rent, information technology costs and utilities.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Long-Lived Assets

Long-lived assets principally include intangible assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

An impairment is measured by comparing expected future cash flows (undiscounted and before interest) to the carrying value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and their estimated fair value. The Company believes that no impairment of any long-lived assets existed as of September 30, 2023.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company held no capital leases as of September 30, 2023 or as of December 31, 2022.

Rent expense under the corporate office operating lease, which is month-to-month, totaled $3,715 and $2,687 for the nine months ended September 30, 2023 and 2022, respectively. Office rent expense is included in general and administrative expenses.

The Company had an operating lease for software, which was for a 12-month term expiring in December 2022. Under this software lease, the Company recognized expense of $92,205 during the nine months ended September 30, 2022, which is included in research and development expenses.

In December 2022, the Company entered into a new software lease with the same leasing company for another 12-month term with monthly lease payments of $8,233 commencing in March 2023. Under this new software lease, the Company recognized expense of $57,632 during the nine months ended September 30, 2023, which is included in research and development expenses. The Company will make a total of approximately $74,100 in lease payments in 2023 relating to the new software lease.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

When the Company has determined the embedded conversion options should be bifurcated from their host instruments, the Company records a free-standing derivative asset or liability measured at fair value at issuance. Subsequent to initial measurement, the Company will re-measure the derivative asset or liability at fair value at each reporting date with changes in the fair value recognized in earnings.

Convertible Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s common stock are classified as liabilities on the balance sheets at their estimated fair value when the warrant holder has the option to elect to receive cash value for the warrants and, therefore, may obligate the Company to transfer assets at some point in the future. Such common stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of such common stock warrants are recorded in the statements of operations. The Company will continue to adjust the liability associated with the liability classified common stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the common stock warrants.

The Company issued common stock warrants in connection with the execution of certain equity and debt financings during the nine months ended September 30, 2023 and during the year ended December 31, 2022. The Company also issued a common stock warrant in exchange for a conditional aircraft purchase order by a regional airline during the year ended December 31, 2022. These common stock warrants were accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants was determined using the Black-Scholes option-pricing model (see Note 6).

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

The Company recorded stock-based compensation expense of $2,644,397 and $3,806,592 for the nine months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses.

Customer Deposits

The Company periodically enters into aircraft reservation agreements that include a deposit placed by a potential customer. The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement. The Company records such advance deposits as a liability and defers the related revenue recognition until delivery of an aircraft occurs, if any.

Income Taxes

The Company converted from an S corporation for tax purposes to a C corporation effective September 26, 2016. The Company follows guidance for income taxes and uncertain tax positions. Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Tax positions meeting the more-likely-than-not recognition threshold are measured in accordance with accounting guidance. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. No provision for income taxes was provided for the period from January 1, 2015 through September 25, 2016, as the stockholders of the Company were taxed on their proportionate share of the Company’s income.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of September 30, 2023.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. Potentially dilutive items outstanding as of September 30, 2023 include stock options (Note 6), warrants (Note 6), and convertible notes (Note 5).

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB issued ASU No. 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU No. 2016-02. These ASUs require an entity to recognize a lease liability and a ROU asset in the balance sheets for leases with lease terms of more than 12 months. Lessor accounting is largely unchanged, while lessees will no longer be provided with a source of off-balance-sheet financing. This guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. As of September 30, 2023, the Company did not have any operating or financing leases with a lease term of more than 12 months.

On August 5, 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies accounting for convertible instruments by removing the Cash Conversion Feature (CCF) and Beneficial Conversion Feature (BCF) separation models required under current U.S. Generally Accepted Accounting Principles (GAAP). The standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

The Company elected to early adopt ASU 2020-06 and therefore applied the guidance to convertible debt instruments outstanding in which a BCF was previously recognized. The Company elected the modified retrospective method of adoption which resulted in a $1,114,771 adjustment to the opening balance of retained earnings and APIC as of January 1, 2021.

Note 2 – Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	September 30, 2023	December 31, 2022
Prepaid software	$9,356	$19,917
Prepaid insurance	497	17,637
Deposits	3,000	3,000
	$12,853	$40,554

Property and Equipment, Net

Property and equipment consisted of $38,222 and $35,292 of computer equipment purchases as of September 30, 2023 and December 31, 2022, respectively. Accumulated depreciation was $23,596 and $15,699 as of September 30, 2023 and December 31, 2022, respectively. Depreciation expense for the nine months ended September 30, 2023 and 2022 was $7,897 and $9,406, respectively, and is included in general and administrative expenses.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	September 30, 2023	December 31, 2022
Accrued employee retention bonuses	$305,350	$305,350
Accrued compensation and benefits	1,014,218	443,749
Accrued payroll taxes	-	443
Accrued unbilled professional fees	24,030	24,030
	$1,343,598	$773,572

Note 3 - The Business Combination

On July 24, 2023, the Company entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Inpixon, Inc. (“Inpixon” or “INPX”) and a newly formed, wholly owned subsidiary of INPX (“Merger Sub”). Pursuant to the Merger Agreement, and assuming approval by INPX’s shareholders and the satisfaction or waiver of other closing conditions, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation. All XTI common stock issued and outstanding immediately prior to the effective date of the merger (excluding any shares to be canceled pursuant to the Merger Agreement and shares held by holders of XTI common stock who have exercised and perfected appraisal rights or dissenters’ rights) will be converted into the right to receive a number of shares of INPX common stock equal to the exchange ratio set forth in the Merger Agreement. The transaction will result in XTI shareholders owning approximately 60% of the outstanding capital stock of the combined company, subject to post-closing adjustments.

Effective upon closing, the combined company will be renamed “XTI Aerospace, Inc.”

Note 4 – Joint Venture

Effective May 31, 2021, the Company and Xeriant Inc. entered into a Joint Venture Agreement (“Agreement”) and other ancillary agreements under which Xeriant agreed to provide $10 million of funding to the Joint Venture (the “Intended Contribution”) to enable XTI to complete the preliminary design review of XTI’s TriFan 600 aircraft. In furtherance of the purpose of the Agreement, the Company granted a non-exclusive license to the joint venture to utilize XTI’s technology to complete the preliminary design of the aircraft. Xeriant provided a total of approximately $5.4 million of funding under the Agreement and ceased providing funding in December 2021. The Agreement and the ancillary agreements expired by their terms on May 31, 2023. The relevant agreements require that XTI’s technology and the assets developed by the joint venture be transferred back to XTI in exchange for Xeriant’s interest in the joint venture. Although Xeriant did not make the full Intended Contribution, it is entitled to receive a pro rata portion of the agreed 10% of XTI common stock it would have received in exchange for its joint venture interest had it made the full Intended Contribution.

In satisfaction of its obligations the Company will issue 5.4% of its fully-diluted shares to Xeriant in exchange for Xeriant’s interest in the joint venture.

The Company considered ASC 480-10, Distinguishing Liabilities from Equity, and determined the financing arrangement with Xeriant through the Joint Venture is liability classified since the obligation must be settle by issuing a variable number of the Company’s equity shares. Furthermore, the Company considered ASC 815, Derivatives and Hedging, and determined the obligation (referred to as the “JV obligation” within the accompanying financial statements) should be recorded at fair value and marked to market periodically. Accordingly, the Company recorded a $196,055 fair value adjustment (resulting in an income loss) to the JV obligation for the nine months ended September 30, 2023. The Company recorded a fair value adjustment (resulting in an income gain) to the obligation of $398,001 for the nine months ended September 30, 2022. As of September 30, 2023, the JV obligation balance was $5,582,806 and is included in Current Liabilities within the accompanying balance sheets.

Note 5 – Convertible and Promissory Notes

The following table summarizes the status of the Company’s related party convertible and promissory notes as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Current:
Convertible Note – 2021 [a]	$1,007,323	$1,007,323
Convertible Note – 2017 [b]	30,000	30,000
Promissory Note – 2019 [c]	-	13,985
Convertible Note – 2018 [d]	550,000	550,000
Convertible Note – 2019 [e]	60,000	60,000
Promissory Note – 2023 [f]	125,000	-
Unamortized Discounts	(4,495)	(40,938)
Current convertible and promissory notes - related party	$1,767,828	$1,620,370

Long-term:
Convertible Note – 2017 [g]	1,986,918	1,254,529
Convertible Note – 2021 [h]	2,500,000	2,500,000
Convertible Note – 2022 [i]	600,000	600,000
Convertible Note – 2022 [i] – embedded redemption feature	150,000	150,000
Convertible Note – 2023 [j]	300,000	-
Convertible Note – 2023 [j] – embedded redemption feature	75,000	-
Unamortized Discounts	(1,389,991)	(701,217)
Unamortized Loan Costs	(56,745)	(122,712)
Long-term convertible and promissory notes - related party	$4,165,182	$3,680,600

Convertible Note – 2021 [a]

On December 31, 2021, the Company and its Chairman and majority stockholder agreed to combine existing notes and a revolver into a new convertible note. The convertible note has a principal amount of $1,007,323 and accrues interest at a rate of 4% compounded annually, provided that on and after the maturity dates (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $31,428 and $30,220, respectively. As of September 30, 2023 and December 31, 2022, the accrued interest payable on this obligation was $71,721 and $40,293, respectively.

On October 1, 2023, the existing convertible note entered into on December 31, 2021 was replaced by a new convertible note with a principal balance of $1,079,044 and with a maturity date defined as the earlier of (i) a closing of a merger with a company whose shares are traded on a public stock exchange, or (ii) December 31, 2023. The replacement convertible note accrues interest at a rate of 4% compounded annually, provided that on and after the maturity dates interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum. At any time prior to the maturity date, the noteholder may convert all or a portion of the outstanding note balance into shares of the Company at a conversion price equal to $1.00.

Convertible Note – 2017 [b]

During 2017, the Company entered into a convertible note with a stockholder who is now an employee of the Company. The note has a principal amount of $30,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date, interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.00 per share. The conversion may occur at any time on or before the maturity date of January 1, 2024.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $3,039 and $2,763, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $14,239 and $11,200, respectively

Promissory Note – 2019 [c]

During 2019, the Company converted outstanding payable balances owed to a consultant and stockholder of the Company into a promissory note. The Company repaid the outstanding principal and accrued interest balances in full during August 2023. The note had a principal amount of $85,984 and accrued interest at a rate of 5.0% per annum. The principal balance outstanding as of September 30, 2023 and December 31, 2022 was $0 and $13,985, respectively.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $149 and $796, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $0 and $11,802, respectively.

Convertible Note – 2018 [d]

During 2018, the Company entered into a convertible note with a consultant and warrant holder of the Company. The note has a principal amount of $550,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

In conjunction with this convertible note, the Company issued warrants for the purchase of a total of 100,000 shares of common stock at an exercise price of $1.00 and 100,000 shares of common stock at an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 10 years.

This convertible note is presented on the balance sheet net of unamortized discounts of $3,603 related to the warrants issued for a net carrying balance of $546,397 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $60,394 and $54,904, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $329,070 and $268,676, respectively.

On October 25, 2023, the convertible note was amended to (i) extend the maturity date to November 1, 2026 and to (ii) adjust the share conversion to as follows:

●	Immediately prior to the consummation of a merger transaction with Inpixon (see Note 3), the outstanding principal and accrued interest balances of the convertible note will automatically be converted into Company shares at a conversion price equal to 2.5 multiplied by the average of the closing prices of Inpixon’s common stock for the five trading days immediately preceding the consummation of the merger.

●	The noteholder may voluntarily convert all or a portion of the outstanding convertible note balance into the Company’s common stock either (i) any time prior to the merger transaction with Inpixon or (ii) any time prior to November 1, 2026 if the merger transaction is still pending or had been abandoned. The conversion price will then equal the fair market value of the Company’s common stock at the time of conversion.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company with a conversion price equal to the fair market value of the Company’s common stock.

Convertible Note – 2019 [e]

During 2019, the Company entered into a convertible note with a consultant and stockholder of the Company. The note has a principal amount of $60,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

This convertible note is presented on the balance sheet net of unamortized discounts of $892 related to warrants issued in conjunction with this convertible note, for a net carrying balance of $59,108 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $6,563 and $5,967, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $34,077 and $27,514, respectively.

On October 25, 2023, the convertible note was amended to (i) extend the maturity date to November 1, 2026 and to (ii) adjust the share conversion to as follows:

●	Immediately prior to the consummation of a merger transaction with Inpixon (see Note 3), the outstanding principal and accrued interest balances of the convertible note will automatically be converted into Company shares at a conversion price equal to 2.5 multiplied by the average of the closing prices of Inpixon’s common stock for the five trading days immediately preceding the consummation of the merger.

●	The noteholder may voluntarily convert all or a portion of the outstanding convertible note balance into the Company’s common stock either (i) any time prior to the merger transaction with Inpixon or (ii) any time prior to November 1, 2026 if the merger transaction is still pending or had been abandoned. The conversion price will then equal the fair market value of the Company’s common stock at the time of conversion.

The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company with a conversion price equal to the fair market value of the Company’s common stock.

Promissory Note – 2023 [f]

On January 5, 2023, the Company entered into a promissory note agreement with its Chairman and majority shareholder. The note has a principal amount of $125,000 and accrues interest at a rate of 5% per annum. The note matures at the earlier of (i) thirty (30) days after the closing of the Business Combination with Inpixon (see Note 3), or (ii) January 5, 2024.

Interest expense on this obligation for the nine months ended September 30, 2023 was $4,682. As of September 30, 2023, accrued interest payable on this obligation was $4,682.

Convertible Note – 2017 [g]

During 2017, the Company entered into a convertible note with a stock options holder and former board member of the Company. The note had a principal amount of $715,000 and accrued interest at a rate of 10.0% per annum. On April 1, 2021, the principal and accrued interest on this note (totaling $1,029,539) plus an additional $225,000 of new cash were combined into a new convertible note with a principal balance of $1,254,529. The new note bears interest at a rate of 10.0% per annum. The original convertible note was cancelled as part of this new note.

On May 9, 2023, the principal and accrued interest of the existing convertible note plus an additional $450,000 in cash were combined into a new replacement convertible note (the “Replacement Note”) with a principal amount of $1,986,918. The aforementioned convertible note entered into on April 1, 2021 was cancelled in connection with the issuance of the Replacement Note. The Replacement Note accrues interest at a rate of 10% per annum and matures on December 31, 2026. The noteholder has the right to receive repayment of the principal balance plus accrued interest at any time prior to the maturity date in shares of common stock of the Company at a value of $1.00 per share. If the noteholder has not provided the Company with prior written notice to either convert the note into shares or to demand cash repayment of the note on the maturity date, the remaining principal balance of the note plus accrued interest will automatically convert into shares on the maturity date.

In conjunction with the replacement note, the Company cancelled 627,264 warrants previously issued to the noteholder and issued 993,459 new warrants with an exercise price of $1.50. The new warrants are exercisable upon the date of grant through the expiration date of May 9, 2028.

The replacement note is presented on the balance sheet net of unamortized discounts of $954,355 related to warrants issued in conjunction with this convertible note, for a net carrying balance of $1,032,563 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $131,417 and $100,362, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $77,981 and $228,952, respectively.

Convertible Note – 2021 [h]

During 2021, the Company entered into convertible notes with a syndicate of investors. The notes have a combined principal amount of $2,500,000 and accrue interest at a rate of 4.0% per annum. In conjunction with the convertible notes, the Company issued stock options for the purchase of a total of 525,000 shares of common stock at an exercise price of $1.50. The options are exercisable upon the date of grant through the contractual term of 10 years. The holders of the notes have the right to receive repayment of the note at the earlier of (i) a change of control or (ii) at the note’s maturity date of May 23, 2024 in either cash or in shares of common stock of the Company at a value of $1.00 per share. The share conversion may occur prior to May 23, 2024 either (i) automatically upon the occurrence of the Company raising $10 million in financing, or (ii) at the option of the noteholder upon a change of control.

This convertible note is presented on the balance sheet net of (i) unamortized discounts of $81,286 related to options issued in conjunction with this convertible note, and (ii) unamortized loan costs of $56,745 related to the origination costs of the loan, for a net carrying balance of $2,361,969 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $75,000 and $75,000, respectively. As of September 30, 2023 and December 31, 2022, the accrued interest payable balance on this obligation was $235,484 and $160,484, respectively.

Convertible Note – 2022 [i]

On October 21, 2022, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $600,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 150,000 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025. The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of any of the following:

●	Qualified Financing involving the sale of equity capital of the Company resulting in gross proceeds to the Company of at least $10 million, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share paid by purchasers participating in the Qualified Financing.

●	Qualified Business Combination involving a merger, share exchange, or reorganization not involving a change of control, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to the lower of (a) $1.25 or (b) 75% of the per share value imputed to the common stock in the Qualified Business Combination.

●	Change of Control – a sale, conveyance, or other disposition of all or substantially all of the Company’s assets or a merger of the Company with or into, or consolidation with, any other entity, as a result of which less than 50% of the voting power of the surviving entity is held by persons that are stockholders of the Company, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share imputed to the common stock in the Change of Control.

As the number of shares issued at settlement of the convertible note fluctuates based on the fair value of the Company’s equity shares under a Qualified Financing, Qualified Business Combination, or Change in Control scenario, the convertible note is classified as share-settled debt under accounting guidelines. Although the note may be settled in a variable number of shares in the event of a conversion, the predominant or likely event that would cause share settlement would be a Qualified Financing or a Qualified Business Combination, which are within the control of the Company. Therefore, there is not an obligation (either conditionally or unconditionally) to deliver a variable number of shares.

In determining the accounting treatment of the note’s share-settled redemption features, the Company considered ASC 815-15, Derivatives and Hedging - Embedded Derivatives, which provides accounting guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this guidance, the Company determined the share-settled redemption features are not clearly and closely related to the debt host because the features require settlement at a premium above 10% of par, which is deemed to be substantial, and is a contingently redeemable put feature that accelerates the repayment of principal. As such, the Company determined the redemption features should be bifurcated and accounted for separately as a derivative.

At issuance of the note, the bifurcated embedded derivative was measured at a fair value amount of $75,000 and the remaining issuance proceeds were allocated to the note. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earnings. There was no adjustment made as of the September 30, 2023 reporting date since there was no change to the fair value of the derivative. Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at a principal amount of $600,000, plus the embedded derivative of $150,000, less unamortized discounts of $253,381 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $496,619 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 and 2022 was $44,877 and $0, respectively. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $56,713 and $11,836, respectively.

Convertible Note – 2023 [j]

On January 30, 2023, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $300,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 39,063 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025. The noteholder has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of any of the following:

●	Qualified Financing involving the sale of equity capital of the Company resulting in gross proceeds to the Company of at least $10 million, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share paid by purchasers participating in the Qualified Financing.

●	Qualified Business Combination involving a merger, share exchange, or reorganization not involving a change of control, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to the lower of (a) $1.25 or (b) 75% of the per share value imputed to the common stock in the Qualified Business Combination.

●	Change of Control – a sale, conveyance, or other disposition of all or substantially all of the Company’s assets or a merger of the Company with or into, or consolidation with, any other entity, as a result of which less than 50% of the voting power of the surviving entity is held by persons that are stockholders of the Company, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share imputed to the common stock in the Change of Control.

As the number of shares issued at settlement of the convertible note fluctuates based on the fair value of the Company’s equity shares under a Qualified Financing, Qualified Business Combination, or Change in Control scenario, the convertible note is classified as share-settled debt under accounting guidelines. Although the note may be settled in a variable number of shares in the event of a conversion, the predominant or likely event that would cause share settlement would be a Qualified Financing or a Qualified Business Combination, which are within the control of the Company. Therefore, there is not an obligation (either conditionally or unconditionally) to deliver a variable number of shares.

In determining the accounting treatment of the note’s share-settled redemption features, the Company considered ASC 815-15, Derivatives and Hedging - Embedded Derivatives, which provides accounting guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this guidance, the Company determined the share-settled redemption features are not clearly and closely related to the debt host because the features require settlement at a premium above 10% of par, which is deemed to be substantial, and is a contingently redeemable put feature that accelerates the repayment of principal. As such, the Company determined the redemption features should be bifurcated and accounted for separately as a derivative.

At issuance of the note, the bifurcated embedded derivative was measured at a fair value amount of $75,000 and the remaining issuance proceeds were allocated to the note. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earnings. There was no adjustment made as of the September 30, 2023 reporting date since there was no change to the fair value of the derivative. Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at a principal amount of $300,000, plus the embedded derivative of $75,000, less unamortized discounts of $100,969 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $274,031 as of September 30, 2023.

Interest expense on this obligation for the nine months ended September 30, 2023 was $20,055. As of September 30, 2023, accrued interest payable on this obligation was $20,055.

Promissory Note – 2023

On July 24, 2023 and in conjunction with the merger agreement (see Note 3), the Company and Inpixon agreed to consolidate existing promissory notes into a new Senior Secured Promissory Note (“Inpixon Promissory Note”). The principal balance of the Inpixon Promissory Note as of September 30, 2023 was $2,038,407.

The Inpixon Promissory Note provides an aggregate principal amount up to $2,313,407, which amount includes (i) the principal sum of $2,025,000 which represents all of Inpixon’s cash advances to XTI as of September 30, 2023, (ii) plus accrued interest on previous advances ($13,407), and (iii) the aggregate principal amount of remaining future loans ($275,000).

The Inpixon Promissory Note bears interest at 10% per annum, compounded annually, and for each future loan, beginning on the date the future loan is advanced to XTI. On October 17, 2023, Inpixon advanced the remaining future loan amount of $275,000 to the Company.

The outstanding principal amount under the Inpixon Promissory Note, together with all accrued and unpaid interest, shall be due and payable upon the earlier of (a) December 31, 2023, (b) when declared due and payable by Inpixon upon the occurrence of an event of default, or (c) within three business days following termination of the Merger Agreement (i) by XTI because the XTI Board adopts a superior proposal prior to delivering the XTI Stockholder Consent, or (ii) by Inpixon because the XTI Board has made a change in recommendation, or XTI has breached or failed to perform in any material respect any of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation. The Inpixon Promissory Note will be forgiven and of no further force if the Merger Agreement is terminated by the Inpixon Board because it adopts a superior proposal prior to obtaining the required Inpixon stockholder approval, subject to Inpixon’s rights and remedies under the Promissory Note, the Security Agreement, and the Merger Agreement. If the Merger Agreement is terminated by XTI because the Inpixon Board makes a change in recommendation or Inpixon is in material breach of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation, the maturity date of the Inpixon Promissory Note will be extended to December 31, 2024.

The Security Agreement grants Inpixon a first priority security interest in and lien upon all of XTI’s property to secure the repayment of the Inpixon Promissory Note.

On November 13, 2023, the Inpixon Promissory Note was amended and restated to provide for an additional $700,000 in future loans. The restated principal balance of the Inpixon Promissory Note per the first amendment was $2,370,187, which included the total of all previous cash advances made by Inpixon to XTI plus accrued interest on those cash advances through November 13, 2023. The maximum principal amount per the amended and restated Inpixon Promissory Note is $3,070,187, which was calculated based on the restated principal balance plus an aggregate of $700,000 in future loans. The interest rate and maturity date terms were not amended from the original note agreement dated July 24, 2023.

Subsequent to November 13, 2023, Inpixon advanced an additional $700,000 to the Company, which increased the principal balance to $3,070,187 as of the date of this filing.

Interest expense on this obligation for the nine months ended September 30, 2023 was $40,345. As of September 30, 2023, accrued interest payable on this obligation was $26,938.

SBA Loan

On June 3, 2020, the Company entered into a promissory note with the U.S. Small Business Administration (SBA). The note has a principal amount of $65,000 and accrues interest at a rate of 3.75% per annum. Monthly interest payments commenced on June 3, 2021. The note matures on June 3, 2050 and is collateralized by tangible and intangible personal assets of the Company. As of September 30, 2023 and December 31, 2022, accrued interest payable on this obligation was $0 and $6,439, respectively.

Note 6 – Stockholders’ Equity

The Company has authorized 100,000,000 shares of $0.001 par value common stock.

Issuances and Forfeitures of Common Stock

During the nine months ended September 30, 2023, the Company issued and sold the following shares of common stock:

●	On July 19, 2023, the Company issued and sold 35,200 shares of common stock to a non-executive officer at $1.25 per share for gross proceeds of $44,000. In conjunction with this transaction, the Company issued warrants to purchase 22,000 shares of common stock at a $1.50 exercise price with a maturity date of July 19, 2028. The warrants may be exercised at the option of the holder anytime from the issuance date through the maturity date.

●	On May 9, 2023, the Company issued and sold 144,000 shares of common stock to a non-executive officer and his family member at $1.25 per share for gross proceeds of $180,000. In conjunction with this transaction, the Company issued warrants to purchase 90,000 shares of common stock at a $1.50 exercise price with a maturity date of May 9, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date.

During the nine months ended September 30, 2022, the Company issued and sold 28,700 shares of common stock to a family member of a non-executive officer at $1.75 per share for gross proceeds of $50,225. During the nine months ended September 30, 2022, the Company’s founder returned 1,000,000 common stock shares to the Company.

Stock Option Plan

During 2017, the Company adopted the 2017 Employee and Consultant Stock Ownership Plan (“2017 Plan”), which was amended in 2021 to increase the maximum shares eligible to be granted under the Plan. The Company may issue awards up to a maximum of 30,000,000 common shares in the form of restricted stock units and stock options to employees, directors, and consultants.

Under the 2017 Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant. Options generally have contractual terms of ten years. Incentive stock options (ISO) may only be granted to employees, whereas all other stock awards may be granted to employees, directors, consultants and other key persons.

As of September 30, 2023, the Company had 13,014,685 options outstanding comprised of (i) 8,259,685 fully vested options granted to employees, directors, consultants and other key persons, and (ii) 4,755,000 unvested options granted to employees that either vest over a 4-year period or vest based on achievement of performance milestones as it relates to stock options that were granted to members of the management team in March 2023, as discussed below.

During the nine months ended September 30, 2023, the Company granted 3,050,000 stock options to members of its management team, which vest based on the achievement of certain performance-based conditions as outlined in the option award agreements. The Black-Scholes fair value and exercise price of the stock options granted to the management team was $1.05 and $1.67, respectively. As of September 30, 2023, the Company recognized $2,081,625 of expense or 65% of the grant date fair value of these management options as 65% of the total options granted were deemed probable of vesting as of that date.

The Company recognized $2,644,397 and $3,806,592 of stock compensation expense for the nine months ended September 30, 2023 and 2022, respectively, which is included in general and administrative expenses. Unrecognized compensation expense as of September 30, 2023 was $2,846,604, which will be amortized to expense over the weighted average remaining term of approximately 1.75 years.

See below for a summary of the stock options granted under the 2017 plan:

	2017 Plan	Weighted Average Exercise Price per Share
Outstanding – December 31, 2021	20,815,405	$1.60
Granted	4,190,500	$1.70
Exercised	-	$-
Expired	-	$-
Forfeitures	(14,881,220)	$(1.64)
Outstanding – December 31, 2022	10,124,685	$1.58
Granted	3,050,000	$1.67
Exercised	-	$-
Expired	-	$-
Forfeitures	(160,000)	$(1.75)
Outstanding – September 30, 2023	13,014,685	$1.64

Exercisable at December 31, 2022	6,694,685	$1.51

Exercisable at September 30, 2023	8,259,685	$1.51

The weighted average Black-Scholes fair value and exercise price of stock options granted during the year ended December 31, 2022 was $1.05 and $1.70 per share, respectively.

Warrants

The following table summarizes the status of the Company’s common stock warrants as of September 30, 2023 and changes during the period then ended:

Common Stock Warrants	Number of Underlying Shares	Weighted Average Exercise Price per Share
Outstanding – December 31, 2021	1,607,563	$0.97
Granted	6,357,474	$0.01
Granted	150,000	$1.92
Granted	15,111	$1.50
Outstanding – December 31, 2022	8,130,148	$0.24
Granted	39,063	$1.92
Granted	90,000	$1.50
Cancelled	(627,264)	$1.50
Granted	993,459	$1.50
Granted	7,493	$1.50
Granted	22,000	$1.50
Outstanding – September 30, 2023	8,654,899	$0.32

On February 2, 2022, the Company executed a conditional purchase order with a regional airline customer to deliver 100 TriFan aircraft. In conjunction with this purchase order, the Company issued a warrant for the purchase of a total of 6,357,474 shares of common stock at an exercise price of $0.01. The warrant vests as follows:

●	One third (1/3rd) of the warrants vested on February 2, 2022 upon execution of the purchase order agreement;

●	One third (1/3rd) of the warrants will vest: (i) in the event that the Company is acquired by a special purpose acquisition corporation (SPAC) and the customer, in its sole discretion, invests a minimum of $10 million in any private investment in public entity (PIPE) consummated in connection with such SPAC transaction, or (ii) upon the occurrence of any other Liquidation Event (as defined in the agreement) resulting in change control of the Company; and

●	One third (1/3rd) of the warrants will vest upon acceptance of delivery and final purchase by the customer of the first TriFan aircraft.

As of September 30, 2023, warrants to purchase one-third or 2,119,137 shares were vested. The other two vesting milestones noted above have not yet been achieved. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $11,067,091, which the vested portion of $3,652,140 has been recorded as general and administrative expense and additional paid-in-capital for the nine months ended September 30, 2022.

On October 21, 2022 and in conjunction with the Convertible Note 2022[i] (Note 5), the Company issued 150,000 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $152,415, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the note maturity date of October 21, 2025.

During the year ended December 31, 2022, the Company issued a service provider warrants for 15,111 shares of common stock at an exercise price of $1.50 per share.

On January 30, 2023 and in conjunction with the Convertible Note 2023[j] (Note 5), the Company issued 39,063 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $39,258, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the note maturity date of October 21, 2025.

On May 9, 2023, the Company issued warrants to a non-executive officer and his family member to purchase 90,000 shares of common stock at a $1.50 exercise price with a maturity date of May 9, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $97,542, which was recorded in general and administrative expenses and additional paid-in-capital during the nine months ended September 30, 2023.

On May 9, 2023 and in conjunction with the Convertible Note 2017 [g] (Note 5), the Company cancelled 627,264 warrants previously issued with an exercise price of $1.50 and issued 993,459 new warrants with an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 5 years. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company d0etermined the grant-date fair value of the warrants was $1,076,711, which has been recorded as a debt discount and additional paid-in-capital. The debt discounts are being accreted to interest expense through the maturity date of December 31, 2026.

On June 30, 2023, the Company issued a service provider warrants for 7,493 shares of common stock at an exercise price of $1.50 per share.

On July 19, 2023, the Company issued warrants to a non-executive officer to purchase 22,000 shares of common stock at a $1.50 exercise price with a maturity date of July 19, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $23844, which was recorded in general and administrative expenses and additional paid-in-capital during the nine months ended September 30, 2023.

Warrants granted during the nine months ended September 30, 2023 and during the year ended December, 31, 2022 were valued using the following Black-Scholes pricing model inputs:

	2023	2022
Risk Free Interest Rate	3.51% - 4.13%	1.60% - 4.16%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	74.10%	74.00% - 74.10%
Expected Life (years)	5.0	5.0
Fair Value per Warrant	$1.01 - $1.08	$1.02 - $1.74

Note 7 – Related Party Transactions

See Note 5 for disclosure of related party promissory notes and convertible notes.

The Company’s founder and majority stockholder provides legal and strategic consulting services for the Company. During the nine months ended September 30, 2023 and 2022, the Company paid its founder compensation of $30,000 and $90,000, respectively. As of September 30, 2023 and December 31, 2022, the Company owed its founder accrued compensation of $320,000 and $260,000, respectively, which is included in Related Party Payables within the accompanying balance sheets.

During the nine months ended September 30, 2023 and 2022, the Company paid its Chief Operating Advisor (COA) consultant, who is also a board member and stockholder, compensation of $40,000 and $99,500, respectively. As of September 30, 2023 and December 31, 2022, the Company owed its COA accrued compensation of $110,000 and $60,000, respectively, which is included in Related Party Payables within the accompanying balance sheets.

Note 8 – Fair Value Measurements

Financial assets and liabilities and nonfinancial assets and liabilities are measured at fair value on a recurring (annual) basis under a framework of a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value into three broad levels. This hierarchy gives the highest priority to quoted prices (unadjusted) in active markets and the lowest priority to unobservable inputs. Further, financial assets and liabilities should be classified by level in their entirety based upon the lowest level of input that was significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2: Quoted prices in inactive markets for identical assets or liabilities, quoted prices for similar assets or liabilities in active markets, or other observable inputs either directly related to the asset or liability or derived principally from corroborated observable market data.

Level 3: Unobservable inputs due to the fact that there is little or no market activity. This entails using assumptions in models which estimate what market participants would use in pricing the asset or liability.

The following table summarizes the Company’s financial assets and liabilities measured on a recurring basis at fair value as of September 30, 2023 by respective level of the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
As of September 30, 2023:
Liabilities:
JV obligation	-	$5,582,806	-	$5,582,806
Warrant liability	-	$459,717	-	$459,717
Convertible Note 2022 [i] – embedded derivative	-	$150,000	-	$150,000
Convertible Note 2023 [j] – embedded derivative	-	$75,000	-	$75,000
	$-	$6,267,523	$-	$6,267,523
As of December 31, 2022:
Liabilities:
JV obligation	-	$5,386,751	-	$5,386,751
Warrant liability	-	$333,344	-	$333,344
Convertible Note 2022 [i] – embedded derivative	-	$150,000	-	$150,000
	$-	$5,870,095	$-	$5,870,095

There were no financial assets and liabilities measured on a non-recurring basis as of September 30, 2023 or December 31, 2022.

The warrants were valued at the time of grant using the Black-Scholes model. Key assumptions include a 5-year term, volatility between 74.00% and 74.10%, and no expected dividends.

The JV obligation was valued at the Company’s share price of $1.67 (based on an independent valuation) as of May 31, 2023 and as of December 31, 2022. Refer to Note 4 for further discussion of the JV obligation.

Note 9 – Commitments and Contingencies

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. Accruals for litigation and contingencies are reflected in the consolidated financial statements based on management’s assessment, including the advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential losses from any claims or legal proceedings are considered probable and the amounts can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s consolidated results of operations in a given period. As of September 30, 2023 and December 31, 2022, the Company was not involved in any material legal proceedings.

On December 6, 2023, Xeriant, Inc. filed a lawsuit in the United States District Court for the Southern District of New York against XTI and other defendants. The complaint asserts claims against XTI for breach of a May 17, 2022 Letter Agreement entered between XTI and Xeriant, intentional fraud, fraudulent concealment, quantum meruit, unjust enrichment, unfair competition, misappropriation of confidential information, misappropriation of ideas, and misappropriation of skill.  XTI has not been served with the complaint. XTI denies the complaint’s allegations of wrongdoing, and intends to vigorously defend against the lawsuit.

Chairman Consulting Agreement

The Company has a commitment to pay its Chairman and majority shareholder, per a 2021 payable agreement, a deferred compensation amount of $200,000, earned under a 2015 consulting arrangement, upon the Company securing $50 million in total debt and equity fundraising. The Company has accrued the full $200,000 amount as of September 30, 2023, which is included in Related Party Payables within the accompanying balance sheets.

CFO Consulting Agreement

On July 1, 2022, the Company entered into a consulting agreement with an individual to serve as the Company’s CFO. In connection with the agreement as amended effective January 1, 2023, the CFO consultant may be entitled to a performance bonus of $400,000 upon successful delivery of services as outlined in the agreement. The Company has accrued the entire $400,000 cash bonus amount in its accompanying financial statements as of September 30, 2023.

Financial Advisory Agreements

On June 7, 2022, we entered into an Advisory Agreement with an investment banking firm to assist us with fundraising activities. In connection with the agreement, XTI has the following commitments:

●	M&A fee, if a business combination including a de-SPACing transaction with a SPAC is consummated, equal to the greater of $1,000,000 (minimum fee) and the sum of the following amounts (i) 4% of the first $100 million of the aggregate value (as defined in the agreement) of the business combination, (ii) 3% of any amount of the aggregate value between $100 million and $200 million, (iii) 2% of any amount of the aggregate value between $200 million and $300 million, and (iv) 1% of any amount of the aggregate value exceeding $300 million.

●	Financing fee between 3% and 6% of the aggregate amount of proceeds received by the Company for financing transactions.

Note 10 – Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the business in which the Company operates, projections of future profitability are difficult and past operating results are not necessarily indicative of future profitability. Management does not believe it is more likely than not that the deferred income tax assets will be realized; accordingly, a full valuation allowance has been established on net deferred income tax assets as of September 30, 2023 and as of December 31, 2022.

As of December 31, 2022, the Company has federal net operating loss carryforwards (“NOLs”) of approximately $11,780,633, of which $1,420,065 will begin to expire in 2036 and the remainder do not expire.

As of December 31, 2021, the Company had a federal R&D tax credit for qualified development expenses of $170,207, which is classified as a Tax Receivable on the balance sheet. The Company was eligible under IRS guidelines to apply the credit against federal payroll taxes starting with the first quarter of 2022. As of September 30, 2023, the tax receivable balance was $0.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Note 11 – Subsequent Events

There were no subsequent events, in addition to what has been disclosed in Note 5, that required recognition or disclosure in the financial statements.

Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the Merger but does not give effect to the proposed Inpixon Reverse Stock Split because the proposed reverse split is a range and is not final.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Inpixon and Subsidiaries (the “Company” or “Inpixon”) and Legacy XTI (defined below) adjusted to give effect to the reverse Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The historical financial information of Legacy XTI was derived from the unaudited financial statements of XTI Aircraft Company (“Legacy XTI”) as of and for the nine months ended September 30, 2023 and the audited financial statements of Legacy XTI for the year ended December 31, 2022, included elsewhere in the registration statement. The historical financial information of Inpixon was derived from the unaudited condensed consolidated financial statements of Inpixon and subsidiaries as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements of Inpixon and subsidiaries for the year ended December 31, 2022. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Legacy XTI and Inpixon and its subsidiaries, respectively. This information should be read together with the financial statements of Inpixon and Legacy XTI related notes, the sections titled “Inpixon Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “XTI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in this registration statement, as applicable.

The Merger is anticipated to be accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, Inpixon is treated as the “acquired” company for financial reporting purposes. XTI has been determined to be the accounting acquirer because XTI maintains control of the Board of Directors and management of the combined company, and the preexisting shareholders of XTI will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Legacy XTI’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Inpixon will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of Inpixon immediately prior to the merger for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheets of Legacy XTI and Inpixon on a pro forma basis as if the Merger and related transactions had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented. Inpixon and XTI had entered into a promissory note agreement prior to the Merger. Therefore, Inpixon’s note receivable and XTI’s note payable were eliminated by transaction accounting adjustment E.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement

On July 24, 2023, XTI entered into the Merger Agreement, by and among XTI, Inpixon, and Superfly Merger Sub, Inc., pursuant to which XTI will combine and merge with Merger Sub, whereupon the separate corporate existence of Merger Sub shall cease, and XTI will be the “combined company”. On or prior to the Closing Date, Inpixon will effectuate a transaction for the divestiture of its Shoom, SAVES, and Game Your Game (“GYG”) lines of business and investment securities, as applicable (the “Solutions Divestiture”) by any lawful means, including a sale to one or more third parties, spin-off, plan of arrangement, merger, reorganization, or any combination of the foregoing. Following the Solutions Divestiture, the Inpixon portion of the combined company will be the Industrial Internet of Things (“IIoT”) business line.

Pursuant to the Merger Agreement, each share of XTI common stock will be converted into the right to receive a number of shares of Inpixon common stock determined by multiplying such share by the Exchange Ratio determined pursuant to the Exchange Ratio Formula as described in more detail in the section titled “The Merger Agreement - Merger Consideration and Exchange Ratio” beginning on page [●] of this registration statement. Additionally, at the Effective Time, each outstanding option and warrant to purchase shares of XTI common stock will be assumed by the combined company and will be converted into an option or warrant, as applicable, to purchase shares of Inpixon common stock, with necessary adjustments to reflect the Exchange Ratio (collectively, the “Assumed Options and Warrants”). Prior to the Effective Time, all outstanding XTI convertible notes will be converted into XTI common stock and will participate in the merger on the same basis as the other shares of XTI common stock, except for (1) a promissory note dated April 1, 2023, in the initial principal amount of $1,817,980 plus additional proceeds of $150,000 received under the promissory note on May 9, 2023, which will be amended to extend the maturity date thereof until no sooner than December 31, 2026 and be assumed by the combined company at the Closing to become convertible into the shares of common stock of the combined company, and (2) a promissory note dated October 1, 2023, in the initial principal amount of $1,079,044, which will provide for, at Closing, payment in cash of $579,044 of the principal, and the conversion of the remaining $500,000 of outstanding principal plus interest accrued into shares of common stock of the combined company.

Each share of Inpixon capital stock, option and warrant to purchase Inpixon common stock that is outstanding at the Effective Time will remain outstanding in accordance with its terms, and such shares of capital stock, options, and warrants will be unaffected by the Merger.

Following the consummation of the Merger, the holders of the outstanding XTI common stock immediately prior to the closing of the Merger will own approximately 60% of the outstanding capital stock of the combined company and the holders of the outstanding capital stock of Inpixon immediately prior to the closing of the Merger will own approximately 40% of the outstanding capital stock of the combined company.

Prior to the consummation of the Merger, Inpixon intends to raise additional funds through the issuance of equity securities. Inpixon has previously executed agreements related to an at-the-market (“ATM”) offering and certain warrant financing agreements in place that Inpixon believes can be utilized for financing. However, there was no commitment in place at the time these unaudited condensed pro forma financial statements were prepared, and the amount of funds and number of securities issued for additional fundraising is uncertain. Capital raised under these agreements are subject to terms underlying each specific agreement. As such, there is no adjustment included in these pro forma financial statements in relation to the expected future financing events. Inpixon anticipates having a cash and cash equivalents balance of approximately $10,000,000 when the Merger is consummated.

Description of the Solutions Divestiture

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among Inpixon, Grafiti Holding, Inc., 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, Inc., with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding, Inc. (the “Grafiti Holding Transaction”).

Pursuant to the Damon Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding, Inc for the sole purpose of consummation of the Grafiti Holding Transaction. On or prior to the effective time of the Grafiti Holding Transaction, Inpixon will contribute the assets and liabilities of Inpixon UK, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti in accordance with the separation and distribution agreement. Following which, all outstanding shares of common stock of Grafiti owned by Inpixon will be distributed to Inpixon shareholders and certain other Inpixon security holders entitled to participate in the distribution as of a record date to be determined. Amalco Sub,a wholly-owned, direct subsidiary of Grafiti, will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Inpixon UK and Damon will be wholly-owned subsidiaries of Grafiti. Following the Merger, Grafiti shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing. Any portion of Shoom, SAVES, and GYG that are not included in the Grafiti Holding Transaction will be divested through a sale or spin-off in accordance with the terms of the Merger Agreement.

2

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Shoom, SAVES, and Game Your Game	Pro Forma Adjustments for Subsequent Inpixon Transactions		INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI		Transaction Accounting Adjustments		Autonomous Adjustments	Pro Forma Combined
		Note 1
ASSETS
Current assets:
Cash and cash equivalents	$13,489	$(1,160)	$(3,000)	B	$9,329	$236	$—		$(579)	D	$—	$0
			—						(17,989)	F
			—						12,028	F
									(3,025)	F
Accounts receivable, net of allowances	1,560	(932)	—		628	—	—		—		—	628
Notes and other receivables	2,210	(118)	3,000	B	5,092	—	—		(2,415)	E	—	3,027
									350	E
Inventory	3,355	(1,353)	—		2,002	—	—		—		—	2,002
Prepaid expenses and other current assets	1,949	(252)	—		1,697	13	—		—		—	1,710
Total current assets	22,563	(3,815)	—		18,748	249	—		(11,630)		—	7,367

Property and equipment, net	1,013	(717)	—		296	15	—		—		—	311
Operating lease right-of-use asset, net	376	(10)	—		366	—	—		—		—	366
Software development costs, net	988	(605)	—		383	—	—		(383)	H	—	—
Investments in equity securities	189	(189)	—		—	—	—		—		—	—
Long-term investments	50	(50)	—		—	—	—		—		—	—
Intangible assets, net	2,304	—	—		2,304	259	—		1,817	H	—	4,380
Goodwill	—	—	—		—	—	—		4,368	H	—	4,368
Other assets	164	(23)	—		141	—	—		—		—	141
Total Assets	$27,647	$(5,409)	$—		$22,238	$523	—		$(5,828)		$—	$16,933

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,920	$(922)	$—		$998	$2,372	—		$—		$—	$3,370
Accrued liabilities	3,569	(900)	(458)	A	2,211	1,344	(72)	C	(27)	E	—	11,483
									(27)	F
									12,028	F
									(3,025)	F
									(690)	I
									(259)	K

Related party payables	—	—	—		—	430	—		—		—	430
Accrued interest	—	—	—		—	871	—				—	871
Customer deposits	—	—	—		—	1,350	—		—		—	1,350
Convertible and promissory notes - related party, net of unamortized discounts of $4,495 as of September 30, 2023	—	—	—		—	1,768	72	C	(1,079)	D	—	125
									(636)	I

Promissory note - 2023	—	—	—		—	2,038	—		(2,388)	E	—	—
									350	E
Warrant liability	1,410	—	—		1,410	460	—		—		—	1,870
Xeriant obligation	—	—	—		—	5,583	—		(5,583)	J	—	—
Operating lease obligation, current	198	(7)	—		191	—	—		—		—	191
Deferred revenue	1,315	(782)	—		533	—	—		—		—	533
Short-term debt	11,165	—	(1,138)	A	10,027	—	—		555	H	—	9,379
									(1,203)	K
Total current liabilities	19,577	(2,611)	(1,596)		15,370	16,216	—		(1,984)		—	29,602
Operating lease obligation, noncurrent	188	(4)	—		184	—	—		—		—	184
SBA loan	—	—	—		—	65	—		—			65
Convertible and promissory notes - related party, net of unamortized discounts and loan costs of $1,446,736 as of September 30, 2023	—	—	—		—	4,165	—		(2,178)	I	—	1,987
Total Liabilities	19,765	(2,615)	(1,596)		15,554	20,446	—		(4,162)		—	31,838

Stockholders’ Equity (Deficit)
Series 4 Convertible Preferred Stock	—	—	—		—	—	—		—		—	—
Series 5 Convertible Preferred Stock	—	—	—		—	—	—		—		—	—
Common Stock	112	—	16	A	128	35	—		7	G	—	315
			—				—		145	H
Additional paid-in capital	358,692	(5,091)	—		355,181	21,796	—		500	D	—	28,064
			—						993	G
			1,580	A					(360,955)	H
									3,504	I
									5,583	J
									1,462	K
Treasury stock	(695)	—	—		(695)	—	—		695	H	—	—
Accumulated other comprehensive (loss) income	41	—	—		41	—	—		(41)	H	—	—
Accumulated deficit	(347,971)	—	—		(347,971)	(41,754)	—		(17,962)	F	—	(43,284)
									(1,000)	G
									365,403	H
Stockholders’ Equity Attributable to Inpixon	10,179	(5,091)	1,596		6,684	(19,923)	—		(1,666)		—	(14,905)

Non-controlling Interest	(2,297)	2,297	—		—	—	—		—		—	—

Total stockholders’ equity (deficit)	7,882	(2,794)	1,596		6,684	(19,923)	—		(1,666)		—	(14,905)
Total Liabilities and Stockholder’s Equity	$27,647	$(5,409)	$—		$22,238	$523	$—		$(5,828)		$—	$16,933

3

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Shoom, SAVES, and Game Your Game	Pro Forma Adjustments for Subsequent Inpixon Transactions	Spin-Off of CXApp	INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
		Note 1		Note 2
Revenues	$7,177	$(3,691)	$—	$—	$3,486	$—	—	$—		$—		$3,486
Cost of revenues	1,632	(514)	—	—	1,118	—	—	—		—		1,118
Gross profit	5,545	(3,177)	—	—	2,368	—	—	—		—		2,368

Operating expenses:
Research and development	6,380	(2,838)	—	—	3,542	1,320	—	—		—		4,862
Sales and marketing	3,506	(1,544)	—	—	1,962	487	—	—		—		2,449
General and administrative	13,596	(1,219)	—	—	12,377	5,906	—	—		(1,305)	AA	16,978
Acquisition-related costs	2,343	—	—	—	2,343	—	—	—		—		2,343
Transaction costs	2,970	—	—	—	2,970	—	—	—		(2,970)	BB	—
Amortization of intangibles	671	—	—	—	671	—	—	(207)	CC	—		464
Total operating expenses	29,466	(5,601)	—	—	23,865	7,713	—	(207)		(4,275)		27,096

Loss from operations	(23,921)	2,424	—	—	(21,497)	(7,713)	—	207		4,275		(24,728)

Other income (expense):
Interest income (expense), net	(4,300)	236	—	—	(4,064)	(806)	—	241	GG	—		(4,531)
								98	HH
Loan cost amortization			—	—	—	(66)	—	—		—		(66)
Change in value of Xeriant obligation			—	—	—	(196)	—	196	EE	—		—
Change in value of warrant liability			—			(126)	—					(126)
Other (expense) income	1,169	(120)	—	—	1,049	—	—	—		—		1,049
Unrealized gain/(loss) on equity securities	5,733	—	—	—	5,733	—	—	—		—		5,733
Realized loss on equity securities	(6,692)	—	—	—	(6,692)	—	—	—		—		(6,692)
Total other income (expense)	(4,090)	116	—	—	(3,974)	(1,194)	—	535		—		(4,633)

Net Loss from continuing operations, before tax	(28,011)	2,540	—	—	(25,471)	(8,907)	—	742		4,275		(29,361)
Income tax provision	(2,488)	—	—	—	(2,488)	—	—	—		—		(2,488)
Net Loss from continuing operations	(30,499)	2,540	—	—	(27,959)	(8,907)	—	742		4,275		(31,849)

Loss from discontinued operations, net of tax	(4,856)	—	—	4,856	—	—	—	—		—		—

Net Loss	(35,355)	2,540	—	4,856	(27,959)	(8,907)	—	742		4,275		(31,849)

Net Loss Attributable to Non-controlling Interest	(1,131)	1,131	—	—	—	—	—	—		—		—

Net Loss Attributable to Common Stockholders	$(34,224)	$1,409	$—	$4,856	$(27,959)	$(8,907)	$—	$742		$4,275		$(31,849)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(0.82)											$(0.10)
Discontinued Operations	$(0.14)											$—
Net Loss Per Share - Basic and Dilutive	$(0.95)											$(0.10)

Weighted Average Shares Outstanding
Basic and Diluted	35,845,916											321,130,428

4

	INPX (Historical)	Pro Forma Adjustments for Divestiture of Shoom, SAVES, and Game Your Game	Pro Forma Adjustments for Subsequent Inpixon Transactions		Spin-Off of CXApp	INPX Pro Forma As Adjusted	XTI (Historical)	Subsequent Financing Transactions of XTI	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
		Note 1			Note 2
Revenues	$10,948	$(4,839)	$—		$—	$6,109	$—	$—	$—		$—		$6,109
Cost of revenues	3,425	(1,304)	$—		—	2,121	—	—	—		—		2,121
Gross profit	7,523	(3,535)	—		—	3,988	—	—	—		—		3,988

Operating expenses:
Research and development	8,338	(3,854)	—		—	4,484	2,964	—	—		—		7,448
Sales and marketing	3,876	(1,662)	—		—	2,214	729	—	—		—		2,943
General and administrative	15,520	(1,466)	—		—	14,054	10,669	—	—		(1,169)	AA	23,554
Acquisition-related costs	410	—	—		—	410	—	—	18,962	DD	—		19,372
Impairment of goodwill	6,659	(5,476)	—		—	1,183	—	—	—		—		1,183
Amortization of intangibles	1,526	(639)	—		—	887	—	—	(268)	CC	—		619
Total operating expenses	36,329	(13,097)	—		—	23,232	14,362	—	18,694		(1,169)		55,119

Loss from operations	(28,806)	9,562	—		—	(19,244)	(14,362)	—	(18,694)		1,169		(51,131)

Other income (expense):
Interest income (expense), net	(677)	77	360	FF	—	(240)	(790)	—	302	GG	—		(676)
									52	HH
Loan cost amortization	—	—	—		—	—	(88)	—	—		—		(88)
Income from stock option forfeitures	—	—	—		—	—	14,470	—	—		—		14,470
Change in value of warrant liability	—	—	—		—	—	12	—	—		—		12
Change in value of Xeriant obligation	—	—	—		—	—	331	—	(331)	EE	—		—
Other expense, net	693	(71)	—		—	622	—	—	—		—		622
Unrealized loss on equity method investment	(1,784)	—	—		—	(1,784)		—	—		—		(1,784)
Unrealized gain/(loss) on equity securities	(7,904)	—	—		—	(7,904)	—	—	—		—		(7,904)
Total other income (expense)	(9,672)	6	360		—	(9,306)	13,935	—	23		—		4,652

Net Loss from continuing operations, before tax	(38,478)	9,568	360		—	(28,910)	(427)	—	(18,671)		1,169		(46,479)
Income tax provision	249	36	—		—	285	—	—	—		—		285
Net Loss from continuing operations	(38,229)	9,604	360		—	(28,625)	(427)	—	(18,671)		1,169		(46,194)

Loss from discontinued operations, net of tax	(28,075)	—	—		28,075	—	—	—	—		—		—

Net Loss	(66,304)	9,604	360		28,075	(28,625)	(427)	—	(18,671)		1,169		(46,194)

Net Loss Attributable to Non-controlling Interest	(2,910)	2,910	—		—	—	—	—	—		—		—

Net Loss Attributable to Stockholders	(63,394)	6,694	360		28,075	(28,625)	(427)	—	(18,671)		1,169		(46,194)
Accretion of Series 7 Preferred Stock	(4,555)	—			—	(4,555)	—		—		—		(4,555)
Accretion of Series 8 Preferred Stock	(13,090)	—			—	(13,090)	—		—		—		(13,090)
Deemed dividend for the modification related to Series 8 Preferred Stock	(2,627)	—			—	(2,627)	—		—		—		(2,627)
Deemed contribution for the modification related to Warrants issued in connection with Series 8 Preferred Stock	1,469	—			—	1,469	—		—		—		1,469
Amortization premium - modification related to Series 8 Preferred Stock	2,627	—			—	2,627	—		—		—		2,627
Net Loss Attributable to Common Stockholders	$(79,570)	$6,694	$360		$28,075	(44,801)	(427)	$—	$(18,671)		$1,169		$(62,370)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(22.08)												$(0.19)
Discontinued Operations	$(12.04)												$—
Net Loss Per Share - Basic and Dilutive	$(34.12)												$(0.19)

Weighted Average Shares Outstanding
Basic and Diluted	2,332,041												321,130,428

5

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of XTI and Inpixon and subsidiaries.

Unaudited Pro Forma Condensed Combined Balance Sheet

Note 1: Derived from the balance sheet items as of September 30, 2023 of Shoom, SAVES, and Game Your Game that will be divested in tandem with the Merger.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

Note 1: Derived from the statement of operations of Shoom, SAVES, and Game Your Game for the nine months ended September 30, 2023.

Note 2: To remove discontinued operations related to the CXApp spin-off which was completed in March 2023. Derived from the unaudited condensed consolidated statement of operations of Inpixon and its subsidiaries for the nine months ended September 30, 2023, as presented in the Company’s quarterly 10-Q filing.

For the Year Ended December 31, 2022

Note 1: Derived from the statement of operations of Shoom, SAVES, and Game Your Game for the year ended December 31, 2022.

Note 2: To remove discontinued operations related to the CXApp spin-off which was completed in March 2023.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Legacy XTI. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of approximately $10,348,000 related to the Merger is comprised of the following components (in thousands):

Fair value of Common Stock	$8,938
Fair value of Warrants	1,410
Total Equity Consideration	$10,348

The fair value of common stock of approximately $8,938,000 included in the total equity consideration is based on Inpixon’s closing share price of $0.07 on November 17, 2023. The fair value of common stock included in the estimated purchase price will change based on fluctuations in the share price of Inpixon’s common stock and the number of equity instruments held by preexisting shareholders of Inpixon on the closing date.

The Merger will be considered a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests held by Inpixon’s preexisting shareholders and retained post-combination. The Company determined the estimated fair value of common stock included in consideration to be calculated based on the Inpixon’s common stock outstanding of 127,688,550 multiplied by the price of Inpixon’s common stock on November 17, 2023. The Company determined the stock price of Inpixon will be utilized in determining fair value as it is more reliably measurable than the value of the Legacy XTI’s (accounting acquirer) equity interests given it is not a publicly traded entity prior to the Merger.

The fair value of warrants of approximately $1,410,000 included in the total equity consideration represents 141,000,000 warrants outstanding by the Company. The fair value of the warrants was determined using level 3 inputs utilizing a Monte-Carlo simulation. The Company determined the fair value of the 141,000,000 warrants outstanding approximates its redemption value of $0.01 per warrant.

6

The fair value of certain consideration related to additional warrants to purchase Inpixon common stock outstanding immediately prior to the consummation of the Merger and equity incentive awards which will remain outstanding with the combined company were not deemed to be significant and were not included in the purchase price consideration for pro forma purposes.

The fair value of common stock included in the estimated purchase price will depend on the market price of Inpixon’s common stock when the Merger is consummated. The Company believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	Company’s share price	Fair Value of Common Stock Included in Consideration (in thousands)	Total Equity Consideration (in thousands)
As presented	$0.0700	$8,938	$10,348
10% increase	$0.0770	$9,832	$11,242
10% decrease	$0.0630	$8,044	$9,454

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect costs of the IIoT business line being a standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of the combined company Common Stock outstanding, assuming the Merger and related transactions occurred on January 1, 2022.

Pro Forma Adjustments for Subsequent Inpixon Equity Transactions

The pro forma adjustments for subsequent Inpixon equity transactions represent significant transactions completed by the Company subsequent to September 30, 2023 are as follows:

A.	To account for the issuance of 15,996,346 shares of common stock issued by Inpixon at various dates between October 1, 2023 to November 17, 2023 related to the conversion of debt and interest of approximately $1,596,000.

B.	To account for the purchase of a convertible note from Damon on October 23, 2023 in an aggregate principal amount of $3,000,000 for a purchase price of $3,000,000. The full principal balance and interest on the convertible note will automatically convert into common shares of Damon upon the public listing of Damon.

Pro Forma Adjustments for Subsequent XTI Financing Transactions

The pro forma adjustments for subsequent XTI financing transactions represent significant transactions completed by XTI subsequent to September 30, 2023 are as follows:

C.	To reflect the modification of the outstanding Brody 2021 Promissory Note with a new principal balance of $1,079,000. The difference between the original Brody 2021 Promissory Note principal balance and the new Brody 2021 Promissory Note principal balance is $72,000, which was the accrued interest of the Brody 2021 Promissory Note.

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Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

D.	To settle XTI’s obligation related to Brody’s 2021 Promissory Note with a principal balance of $1,079,000 as of September 30, 2023, which will be settled at the closing of the Merger. The principal will be settled through cash payment of $579,000 and issuance of common shares of the combined company at fair value of $500,000. The total amount settled through cash and issuance of common shares was approximately $1,079,000.

E.	To account for the November 13, 2023 amendment of the promissory note entered into between Inpixon and Legacy XTI, which provided for an additional $700,000 in future loans. On November 14, 2023, Inpixon advanced an additional $350,000 to Legacy XTI. The adjustment also eliminates the principal balance of the promissory note of $2,388,000, inclusive of the additional $350,000 advanced in November 2023, and associated accrued interest of approximately $27,000. The total amount of $2,415,000 will be accounted for as an intercompany transaction and eliminated upon consolidation of the combined company. Interest income is reflected net of interest expense on the Unaudited Pro Forma Condensed Combined Statement of Operations, and no pro forma adjustment is required.

F.	Represents estimated non-recurring transaction costs of approximately $17,962,000 that are expected to be incurred subsequent to September 30, 2023. The estimated transaction costs are inclusive of advisory, banking, printing, legal and accounting fees, as well as employee incentive amounts incurred in connection with the Merger. Total estimated transaction costs expected to be incurred by Inpixon and Legacy XTI in connection with the Merger are estimated to be $17,989,000 and $4,230,000, respectively. As of September 30, 2023, $4,257,000 of the total combined estimated costs of $22,219,000 were accrued by Legacy XTI and Inpixon and were not included in the pro forma adjustment. As such, the pro forma adjustment related to Legacy XTI represents accrued transaction costs of $1,530,000. Inpixon estimated transaction costs to be incurred subsequent to September 30, 2023 are expected to be paid at the close of the Merger and therefore $17,989,000 is reflected as a pro forma adjustment to cash. Legacy XTI transaction costs expected to be paid at the close of the Merger in cash total $3,025,000. Transaction costs for Inpixon and Legacy XTI that are expected to be paid at the close of the Merger are presented as cash paid at closing, to the extent cash is available. Therefore, approximately $12,028,000 of transaction costs will be accrued as of September 30, 2023 and payment funded post close of the Merger.

G.	Represents the issuance of common stock to Maxim Group, LLC as payment for its services associated with the Merger, which have a fair value of approximately $1,000,000.

H.	Represents adjustments for the estimated preliminary purchase price allocation for the Merger. The preliminary calculation of total consideration is presented below as if the Merger was consummated on September 30, 2023:

Fair Value (in thousands)
Equity consideration(1)	$10,348
Total consideration	$10,348

Assets acquired:
Cash and cash equivalents	$10,000
Accounts receivable	628
Notes and other receivables	2,093
Inventory	2,003
Prepaid assets and other current assets	1,696
Property and equipment	295
Other assets	507
Tradename & trademarks	763
Proprietary technology	2,254
Customer relationships	721
In-process research and development	383
Goodwill	4,368
Total assets acquired	25,711

Liabilities assumed:
Accounts payable	995
Accrued liabilities	2,668
Operating lease obligation	376
Deferred revenue	533
Warrant liability	1,410
Short term debt	9,381
Total liabilities assumed	15,363
Estimated fair value of net assets acquired	$10,348

(1)	See Note 3

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Below is a summary of intangible assets identified and acquired in connection with the Merger based on the preliminary purchase price allocation and the resulting adjustments to recognize the step-up in basis:

Identified Intangible Assets (in thousands)	Fair Value	Fair Value Adjustment	Useful Life (Years)
Tradename & trademarks	$763	$663	5.00
Proprietary technology	2,254	860	7.00
Customer relationships	721	(49)	5.00
In-process research and development	383	383	Indefinite
IP Agreement	—	(40)	N/A
Total	$4,121	$1,817

Approximately $4,368,000 has been allocated to goodwill pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized.

An adjustment of $555,000 was also included to record the assumed debt at fair value, which is due within one year.

This adjustment also eliminates the pro forma historical equity of Inpixon of approximately $11,528,000 in accordance with the acquisition accounting at closing. This adjustment also reflects the incremental issuance of 152,091,239 shares of the combined company Common Stock, which represents total of 186,914,463 shares of the combined company Common Stock to preexisting XTI shareholders less 34,823,224 shares outstanding of Legacy XTI that were cancelled and replaced. Additionally, this adjustment accounts for the merger consideration in excess of common stock at closing as additional paid-in capital.

I.	Represents the conversion of XTI’s convertible notes and promissory notes and associated accrued interest to equity with a fair value of approximately $3,504,000 at the date of the Merger. The pro forma adjustment reduces the principal balance and accrued interest balance in the amount of $2,814,000 and $690,000, respectively. The only debt expected to remain outstanding is related to Denehy Note convertible note which had a principal and accrued interest balance of $1,987,000 and $78,000, respectively, as of September 30, 2023. The principal balance of $1,987,000 related to the Denehy Note will become due in December 2026. In addition, a promissory note that had a principal and accrued interest balance of $125,000 and $4,000, respectively, as of September 30, 2023 will also remain outstanding. The promissory note is due within 30 days of closing of the Merger or in January 2024, whichever occurs first.

J.	Represents the conversion of XTI’s Xeriant liability to equity of approximately $5,583,000 on the consummation of the Merger. XTI entered into a joint venture agreement with Xeriant Inc., in which XTI and Xeriant reached an agreement to settle the liability through the issuance of equity.

K.	Represents the conversion of Inpixon’s short term debt to equity related to the Solutions Divestiture of approximately $1,203,000 in principal and $259,000 of accrued interest, for a total of $1,462,000, prior to consummation of the Merger.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

AA.	Represents the removal of Inpixon’s CEO, CFO, and internal legal counsel costs for the nine months ended September 30, 2023 and the year ended December 31, 2022 of approximately $1,305,000 and $1,169,000, respectively, as these costs will not be incurred by the combined company.

BB.	Represents adjustment to remove $2,970,000 in expenses that were incurred for the nine months ended September 30, 2023 regarding the CXApp spin-off which was completed in March 2023.

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Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

CC.	Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in connection with the Merger assuming the Merger occurred on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

			Amortization for Period
Identified Intangible Assets (in thousands)	Fair Value	Years of Amortization	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Tradename & trademarks	$763	5.00	$114	$153
Proprietary technology	2,254	7.00	242	322
Customer relationships	721	5.00	108	144
In-process research and development	383	Indefinite	—	—
Total amortization expense			$464	$619

DD.	Reflects the estimated transaction costs of approximately $23,219,000 to be expensed as if incurred on January 1, 2022, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. Below represents a summary of the transaction costs associated with the Merger (in thousands).

Third party fees (legal, accounting, investment, etc.)	$2,700
Bonuses/incentives in connection with Merger	1,530
Estimated Legacy XTI transaction costs	4,230

Third party fees (legal, accounting, investment, etc.)	2,500
Bonuses/incentives in connection with Merger	13,196
Severance packages in connection with Merger	2,293
Estimated Inpixon transaction costs	17,989
Resulting Company transaction costs (Maxim Group, LLC)	1,000
Total Estimated Transaction Costs	$23,219

Of the amounts above approximately $4,257,000 had previously been expensed. As such, $18,962,000 was expensed on the statement of operations. See Note F and G for pro forma adjustments related to accounting of additional transaction costs expected to be incurred subsequent to September 30, 2023 on the Balance Sheet.

EE.	Represents adjustment to remove the change in fair value related to Legacy XTI’s JV obligation which is to be converted into equity at the time of the Merger. The Change in fair value for the nine months ended September 30, 2023 represented a gain of $196,000. The change in fair value for the year ended December 31, 2022 represented a loss of $331,000.

FF.	Represents adjustment to record interest income of $360,000 for the year ended December 31, 2022 regarding the convertible note from Damon outlined in Note D, which has an interest rate of 12% per annum. The note has a term of one year and as such did not include interest income for the nine months ended September 30, 2023 as a pro forma adjustment.

GG.	Represents adjustment to remove interest expense of $241,000 and $302,000 related to the convertible notes to be converted at the closing of the Merger, outlined in Note I, for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively. The interest expense would not be incurred as a result of the conversion on consummation of the Merger.

HH.	Represents adjustments to remove interest expense of $98,000 and $52,000 related to Inpixon’s conversion of debt, outlined in Note A, for the for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively.

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Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Merger and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger and related transacti=ons have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the nine months ended September 30, 2023 and for the year ended December 31, 2022 (in thousands, except share and per share data):

	Nine Months Ended September 30, 2023 (1)	Year Ended December 31, 2022 (1)
	Common Stock	Common Stock
Pro forma net loss attributable to common stockholders	$(31,849)	$(62,370)
Weighted average shares outstanding - basic and diluted	321,130,428	321,130,428
Pro forma net loss per share attributable to common stockholders - basic and diluted	$(0.10)	$(0.19)
Excluded securities:(2)
Options	49,229,448	49,229,448
Warrants	177,393,085	177,393,085
Convertible preferred stock	13	13
Convertible notes	7,889,626	7,889,626

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive. The total amount of dilutive warrants includes 141 million unexercised of the 150 million warrants that were issued in May 2023.

Note 6. Reverse Stock Split Adjustments

The Inpixon Reverse Stock Split, at a ratio of at a minimum of 1-for-2 and a maximum of 1-for-50, has been approved by Inpixon’s stockholders. Inpixon is seeking approval from Inpixon stockholders to increase the maximum reverse split ratio from 1-for-50 to 1-for-200 at the Inpixon special meeting. The Inpixon Reverse Stock Split, once implemented, will reduce the number of shares of Inpixon Common Stock outstanding in proportion to the reverse split ratio to be determined in the discretion of Inpixon’s Board of Directors. Management notes that the most likely scenario to occur is a 1-for-50 reverse stock split.

The following tables show the effects on the unaudited pro forma condensed combined balance sheet as of September 30, 2023 of a 1-for-2, 1-for-25, and 1-50 reverse stock split (the low, mid, and high points of the reverse split ratio range).

	Reverse Split Ratio
	Pre-Split	1-for-2	1-for-25	1-for-50
Pro Forma Balance Sheet:
Stockholders’ equity:
Common stock	$315	$158	$13	$6
Additional paid-in capital	28,064	28,222	28,366	28,373
Accumulated deficit	(43,284)	(43,284)	(43,284)	(43,284)
Total stockholders’ equity	$(14,905)	$(14,905)	$(14,905)	$(14,905)

The reverse stock split will have no effect on the total assets and total liabilities included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023.

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The following tables show the effects on the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 (in thousands, except share and per share data).

	Reverse Split Ratio
	Pre-Split	1-for-2	1-for-25	1-for-50
Pro Forma Statement of Operations:
For the Nine Months Ended September 30, 2023
Net loss	$(31,849)	$(31,849)	$(31,849)	$(31,849)
Loss per share - basic and diluted	$(0.10)	$(0.20)	$(2.48)	$(4.96)
Weighted average shares outstanding - basic and dilutive	321,130,428	160,565,214	12,845,217	6,422,609

For the Year Ended December 31, 2022
Net loss	$(62,370)	$(62,370)	$(62,370)	$(62,370)
Loss per share - basic and diluted	$(0.19)	$(0.39)	$(4.86)	$(9.71)
Weighted average shares outstanding - basic and dilutive	321,130,428	160,565,214	12,845,217	6,422,609

Excluded securities(1):
Options	49,229,448	24,614,724	1,969,178	984,587
Warrants	177,393,085	88,696,543	7,095,723	3,547,861
Convertible preferred stock	13	7	1	1
Convertible debt	7,889,626	3,944,813	315,585	157,792

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share for the nine months ended September 30, 2023 and the year ended December 31, 2022, basic and diluted, because their effect would have been anti-dilutive.

The reverse stock split will have no effect on the operating expenses and non-operating income (expense) included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022.

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